Exhibit 4.6

CYBIN INC.

FORM 51-102F4

BUSINESS ACQUISITION REPORT

Item 1 - Identity of Company

1.1	Name and Address of Company

Cybin Inc. (“Cybin” or the “Company”)

100 King Street West, Suite 5600

Toronto, Ontario

M5X 1C9

1.2	Executive Officer

For further information, please contact Douglas Drysdale, Chief Executive Officer of the Company at 1.908.764.8385

Item 2 - Details of Acquisition

2.1	Nature of Business Acquired

The acquisition (the “Acquisition”) of all of the issued and outstanding shares of Adelia Therapeutics Inc. (“Adelia”). Assets acquired include, amongst other things, six patent applications and certain laboratory equipment. Adelia is a company that aims to develop medicinal psychedelics with improved dosing efficacy and therapeutic indices to address unmet medical needs. Adelia’s primary focus is on the development of treatment regimens consisting of proprietary psychedelic molecules and related clinical protocols. This proprietary development strategy is based on chemical modifications to the known and well understood tryptamine derivatives that significantly modify their pharmacokinetic properties without changing their therapeutic potential. These proprietary approaches seek to minimize inter-patient variability by better controlling drug metabolism without loss of efficacy that together have been shown to produce more predictable and favorable patient outcomes. The Acquisition was completed through a newly incorporated, fully-controlled subsidiary of Cybin.

2.2	Date of Acquisition

December 14, 2020

2.3	Consideration

On December 4, 2020, Cybin entered into a contribution agreement (the “Share Purchase Agreement”) with Cybin Corp., Cybin US Holdings Inc. (the “Acquiror”), a newly formed fully-controlled subsidiary of Cybin created for the purposes of the Acquisition, and all of the shareholders of Adelia (the “Adelia Shareholders”) whereby

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the Acquiror has agreed to purchase from the Adelia Shareholders all of the issued and outstanding common shares of Adelia (the “Adelia Shares”) in exchange for non-voting Class B common shares in the capital of the Acquiror (the “Class B Shares”). The Acquisition closed on December 14, 2020 (the “Closing”).

Pursuant to the Contribution Agreement, the Adelia Shareholders contributed all of the Adelia Shares to the Acquiror as a capital contribution in exchange for the Acquiror issuing to them, in the aggregate, 868,833 Class B Shares in accordance with their respective pro rata percentages at a price per Class B Share equal to CAD$12.40 (approximately US$9.69). The aggregate value of the Class B Shares to be issued to the Adelia Shareholders on the Closing was CDN$10,773,529.50 (approximately USD$8.42 million).

The Class B Shares issued by the Acquiror to the Adelia Shareholders are exchangeable for common shares in the capital of Cybin (the “Cybin Shares”) on a 10 Cybin Shares for 1 Class B Share basis, at the option of the holder thereof, subject to customary adjustments. The purpose of issuing exchangeable Class B Shares to the Adelia Shareholders is to allow the Adelia Shareholders to defer a taxable event, which occurs on the exchange of shares of a United States company for the shares of a Canadian company. Notwithstanding the foregoing, no Class B Shares are exchangeable prior to the first anniversary of the Closing and not more than: (i) 33 1/3% of the Class B Shares will be exchangeable prior to the second anniversary of Closing; (ii) 66 2/3% of the Class B Shares will be exchangeable prior to the third anniversary of Closing; and (iii) thereafter, 100% of the Class B Shares will be exchangeable ((i), (ii) and (iii), collectively, the “Hold Periods”). The Class B Shares issued to the Adelia Shareholders upon the Closing are exchangeable for a total of 8,688,330 Cybin Shares, resulting in an effective issue price of $1.24 per Cybin Share.

On the occurrence of certain millstones as set out in the Contribution Agreement (each a “Milestone”), the Acquiror will issue to the Adelia Shareholders in accordance with their pro rata percentage, on or before the 2nd business day following the relevant date at which Cybin issues a press release announcing the achievement of the Milestone (the “Milestone Determination Date”), such number of Class B Shares as shall be determined by dividing the applicable milestone consideration, as set out in the Contribution Agreement (or where some, but not all, of such sub-Milestone’s in the relevant fiscal quarter are achieved, such lesser potion of such milestone consideration) as is determined in accordance with applicable Milestone, by the greater of: (i) $7.50; and (ii) ten times the greater of (x) the 10 day volume weighted average price of the Cybin Shares; and (y) the closing market price of the Cybin Shares, in each case, on the close of business on the last business day preceding the Milestone Determination Date.

If a particular Milestone has not been achieved by the close of the quarter immediately following the quarter in which such Milestone is scheduled for completion pursuant to the Contribution Agreement, the Acquiror’s obligation to issue Class B Shares on the occurrence of the applicable Milestone shall expire. The total value of the Class B Shares issuable pursuant to the Milestones is up to CDN$9,388,045.50 (approximately US$7.33 million), assuming all Milestones are met prior to the applicable deadlines.

Pursuant to the Contribution Agreement, Cybin, the Acquiror and the Adelia Shareholders also entered into a support agreement dated December 14, 2020 (the “Support Agreement”), which for the purpose of Canadian securities law, is deemed a

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“security” as it is a document evidencing an interest in or to a security (i.e. the Cybin Shares), and, as such, constitutes a security of Cybin. Upon the signing of the Support Agreement, given that each of the Adelia Shareholders are an “accredited investor”, the prescribed restricted period (of (4) months and one (1) day after the date of issuance) as required under Canadian securities law on the Cybin Shares (which are exchangeable for Class B Shares at a future date) will commence. Therefore, upon the exchange of the Class B Shares for the Cybin Shares, subject to the Hold Periods, such Cybin Shares will no longer be within a restrictive period as prescribed under applicable securities law and free trading securities.

Pursuant to the Contribution Agreement certain members of Adelia entered into advisory and/or executive employment arrangements with Cybin upon the Closing and, in such capacity, received, in the aggregate, a grant of options to purchase up to 2,244,100 to acquire Cybin Shares, pursuant to Cybin’s equity incentive plan, exercisable for a period of five (5) years and subject to vesting, at an exercise price of $1.74 per Cybin Share. An additional 555,900 options to acquire Cybin Shares will be issuable to eligible participants at the direction of the Adelia Shareholders, from time to time, after the Closing.

2.4	Effect on Financial Position

Pursuant to the Acquisition, the Company acquired all of the issued and outstanding Adelia Shares. The effect of the Acquisition on the Company’s financial position is outlined in the Company’s unaudited pro forma condensed consolidated financial statements which are attached to this report and referred to in Item 3 below. In conjunction with the Closing, the Company appointed Alex Nivorozhkin, PhD, as Chief Scientific Officer; Michael G. Palfreyman, PhD, DSc, as Chief Research and Development Officer; and Brett Greene as Chief Innovation Officer.

2.5	Prior Valuations

Not applicable.

2.6	Parties to Transaction

The Acquisition was not with an informed person, associate or affiliate (as each term is defined in applicable securities legislation) of Cybin.

2.7	Date of Report

This report is dated January 22, 2021.

Item 3 - Financial Statements and Other Information

3.1	Financial Statements

For the purposes of this business acquisition report, in accordance with Section 8.4 of National Instrument 51-102 – Continuous Disclosure Obligations, the following financial statements are included herein:

a)

the audited financial statements of Adelia as at, and for the period from incorporation April 16, 2020 to November 30, 2020, together with the notes thereto and the auditor’s report thereon are attached as Schedule “A”; and

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b)

(A) the unaudited pro forma condensed consolidated statement of financial position of: (i) Cybin Corp. (as reverse takeover acquiror) as at September 30, 2020; (ii) the Company (formerly, Clarmin Explorations Inc.) as at October 31, 2020; and (iii) Adelia as at November 30, 2020, and (B) the unaudited pro forma condensed consolidated statement of loss and comprehensive loss of: (i) Cybin Corp. for the period from incorporation October 22, 2019 to March 31, 2020, plus the six months ended September 30, 2020; (ii) the Company for the year ended July 31, 2021 plus the three months ended October 31, 2020, less the three months ended October 31, 2019; and (iii) Adelia for the period from incorporation April 16, 2020 to November 30, 2020, together with the notes thereto are attached as Schedule “B”.

FORWARD-LOOKING STATEMENTS

Certain statements in this business acquisition report constitute forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include, but are not limited to, statements made concerning the Company’s objectives, strategies to achieve those objectives, as well as statements with respect to management’s beliefs, plans, estimates, and intentions, and similar statements concerning anticipated future events, results, circumstances, performance or expectations that are not historical facts. Forward-looking statements generally can be identified by the use of forward-looking terminology such as “outlook”, “objective”, “may”, “will”, “expect”, “intend”, “estimate”, “anticipate”, “believe”, “should”, “plans” or “continue”, or similar expressions (including negative and grammatical variations) suggesting future outcomes or events. Such forward-looking statements reflect management’s current beliefs and are based on information currently available to management. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those contemplated by such statements and there can be no assurance that actual results will be consistent with these forward-looking statements. Factors that could cause such differences include the impact of the COVID-19 pandemic; the business objectives of the Company and its research and development activities; the timing and unpredictability of regulatory actions; regulatory, legislative, legal or other developments with respect to its operations or business; limited marketing and sales capabilities; limited operating history, as well as other risk factors included in the Company’s most recent Annual Information Form under the heading “Risks Factors” and as described from time to time in the reports and disclosure documents filed by the Company with Canadian securities regulatory authorities. This list is not exhaustive of the factors that may impact the Company’s forward-looking statements. These and other factors should be considered carefully and readers should not place undue reliance on the Company’s forward-looking statements. As a result of the foregoing and other factors, no assurance can be given as to any such future results, levels of activity or achievements or levels of dividends and neither the Company nor any other person assumes responsibility for the accuracy and completeness of these forward looking statements. The factors underlying current expectations are dynamic and subject to change. Certain statements included in this business acquisition report may be considered “financial outlook” for purposes of applicable securities laws, and such financial outlook may not be appropriate for all purposes. All forward-looking statements in this

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business acquisition report are qualified by these cautionary statements. The forward-looking statements contained herein are made as of the date of this business acquisition report and, except as required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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SCHEDULE “A”

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Adelia Therapeutics Inc.

Financial Statements

November 30, 2020

(Expressed in U.S. dollars)

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Adelia Therapeutics Inc.

Opinion

We have audited the accompanying financial statements of Adelia Therapeutics Inc. (the “Company”), which comprise the statement of financial position as at November 30, 2020, and the statements of loss and comprehensive loss, changes in shareholders’ equity (deficiency) and cash flows for the period from incorporation April 16, 2020 to November 30, 2020, and notes to the financial statements, including a summary of significant accounting policies.

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as at November 30, 2020 and its financial performance and its cash flows for the period from incorporation April 16, 2020 to November 30, 2020 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”).

Basis for Opinion

We have conducted our audit in accordance with Canadian generally accepted auditing standards (“GAAS”). Our responsibilities under those standards are further described in the Auditors’ Responsibilities for the Audit of the Financial Statements section of our report. We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the financial statements in Canada, and we have fulfilled our other ethical responsibilities in accordance with these requirements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Material Uncertainty Related to Going Concern

We draw attention to note 1 to the financial statements, which indicates that at November 30, 2020 the Company has no revenue generating activity. As stated in note 1, this event or condition indicates that a material uncertainty exists that may cast significant doubt on the Company’s ability to continue as a going concern. Our opinion is not modified in respect of this matter.

Responsibilities of Management and Those Charged with Governance for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

201 Bridgeland Avenue | Toronto Ontario | M6A 1Y7 | Canada	zeifmans.ca T: 416.256.4000	Zeifmans LLP is a member of Nexia International, a worldwide network of independent accounting and consulting firms.

Auditors’ Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors’ report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with GAAS, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

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Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or override of internal control.

•

Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

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Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditors’ report to the related disclosures in the financial statements or, if such disclosure is inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditors’ report. However, future events or condition’s may cause the Company to cease to continue as a going concern.

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Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable related safeguards.

Toronto, Ontario	Chartered Professional Accountants
December 23, 2020	Licensed Public Accountants

Adelia Therapeutics Inc.

Statement of Financial Position

As at November 30, 2020

(Expressed in US dollars)

ASSETS
Current
Cash	$150,248
Prepaid expenses	43,615

Total Current Assets	193,863

Non-current
Equipment (note 4)	376,290
Intangible assets (note 5)	102,917

Total Non-current Assets	479,207

TOTAL ASSETS	$673,070

LIABILITIES
Current
Accounts payable and accrued liabilities (note 8)	$423,542
Current portion of notes payable (note 6)	745,238

Total Current Liabilities	1,168,780

Non-current
Notes payable (note 6)	54,659

TOTAL LIABILITIES	1,223,439

SHAREHOLDERS’ EQUITY (DEFICIENCY)
Share capital (note 7)	480,813
Retained earnings (deficit)	(1,031,182)

TOTAL SHAREHOLDERS’ EQUITY (DEFICIENCY)	(550,369)

TOTAL LIABILITIES AND EQUITY (DEFICIENCY)	$673,070

Going concern (note 1)
Commitments (note 9)
Subsequent events (note 13)

Approved and authorized for issue by the directors on December 23, 2020

(signed) “Doug Drysdale”	Director

(signed) “Brett Greene” ”	Director

The accompanying notes are an integral part of these financial statements

Adelia Therapeutics Inc.

Statement of Loss and Comprehensive Loss

For the period from incorporation April 16, 2020 to November 30, 2020

(Expressed in US dollars)

Revenue	$—

Expenses
Professional fees	378,790
Salaries (note 8)	268,753
Research and development	207,663
Consulting fees (note 8)	112,558
Depreciation	26,842
General and administrative costs	26,182
Accretion of convertible debt (note 6)	8,402
Interest	1,992

1,031,182

Net Loss	$(1,031,182)

Basic and diluted loss per share for the period attributable to common shareholders	$(0.32)
Weighted average number of common shares outstanding - basic and diluted	3,244,079

The accompanying notes are an integral part of these financial statements

Adelia Therapeutics Inc.

Statement of Changes in Shareholders’ Equity (Deficiency)

For the period from incorporation April 16, 2020 to November 30, 2020

(Expressed in US dollars)

		Share capital
	Note	Number of Common Shares	Amount	Deficit	Total
Balance at April 16, 2020		—	$—	$—	$—
Shares issued for cash - founders’ round	7	5,655,000	5,655	—	5,655
Shares issued for cash–private placement	7	35,344	75,000	—	75,000
Shares issued for equipment	7	189,804	400,158	—	400,158
Net loss and comprehensive loss for the period		—	—	(1,031,182)	(1,031,182)

Balance at November 30, 2020		5,880,148	$480,813	$(1,031,182)	$(550,369)

The accompanying notes are an integral part of these financial statements.

Adelia Therapeutics Inc.

Statement of Cash Flows

For the period from incorporation April 16, 2020 to November 30, 2020

(Expressed in US dollars)

OPERATING ACTIVITIES
Net loss and comprehensive loss for the period	(1,031,182)
Depreciation (note 4)	26,842
Accretion of convertible debt (note 6)	8,402

(995,938)
Net changes in non-cash working capital items:
Prepaid expenses	(43,615)
Accounts payable and accrued liabilities	423,543

Net cash flows from operating activities	(616,010)

INVESTING ACTIVITIES
Purchase of equipment (notes 4 & 7)	(2,974)
Increase in intangible assets (note 5)	(102,917)

Net cash flows from investing activities	(105,891)

FINANCING ACTIVITIES
Shares issued for cash - private placement	75,000
Shares issued for cash - founders’ round	5,655
Proceeds from the issuance of notes payable	804,497
Repayments of notes payable (note 6)	(13,003)

Net cash flows from financing activities	872,149

NET INCREASE IN CASH FOR THE PERIOD	150,248
Cash, beginning of period	—

Cash, end of period	150,248

The accompanying notes are an integral part of these financial statements

Adelia Therapeutics Inc.

Notes to Financial Statements

November 30, 2020

(Expressed in US Dollars)

1.	CORPORATE INFORMATION AND CONTINUANCE OF OPERATIONS

Adelia Therapeutics Inc. (the “Company” or “Adelia”), is a Delaware corporation incorporated on April 16, 2020. The Company’s head office, principal address, registered address and records office is 184 Madison Street, #2 Fitchburg, MA 01420.

Adelia is a life sciences company advancing the development of psychedelic based therapeutics for central nervous system disorders.

The financial statements have been prepared on a going concern basis which contemplates the realization of assets and the payments of liabilities in the ordinary course of business. Should the Company be unable to continue as a going concern, it may be unable to realize the carrying value of its assets and to meet its liabilities as they become due.

As at November 30, 2020 the Company has no revenue generating activity. This condition indicates the existence of material uncertainty that cast significant doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to attain profitable operations and generate funds therefrom and to continue to obtain financing sufficient to meet current and future obligations. During the period from April 16, 2020 to December 23 2020, the date of issuance of these financial statements the Company had no revenue generating activity. These financial statements do not reflect the adjustments or reclassification of assets and liabilities which would be necessary if the Company were unable to continue as a going concern.

2.	SIGNIFICANT ACCOUNTING POLICIES AND BASIS OF PREPARATION

Statement of compliance

These financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board and interpretations of the International Financial Reporting Interpretations Committee.

The policies in these financial statements are based on IFRS issued and outstanding as of December 23, 2020, the date the Board of Directors approved the financial statements.

Basis of measurement

The Company’s financial statements have been prepared on the historical cost basis, except for certain financial instruments classified at fair value upon initial recognition.

Functional and presentation currency

These financial statements are presented in US dollars, which is the Company’s functional and presentational currency.

Adelia Therapeutics Inc.

Notes to the Financial Statements

November 30, 2020

(Expressed in US Dollars)

Cash and cash equivalents

Cash and cash equivalents are comprised of cash on deposit and highly liquid short-term interest-bearing variable rate investments with an original maturity of three months or less, or which are readily convertible into a known amount of cash with no significant changes. As at November 30, 2020 there were no cash equivalents.

Equipment

Equipment is stated as cost less accumulated depreciation. Lab equipment is depreciated on a straight-line basis over 5 years from the date the asset is available for use as intended until the date of disposition. Computer equipment is depreciated on a straight-line basis over 3 years from the date the asset is available for use as intended until the date of disposition.

The Company regularly reviews its equipment to eliminate obsolete items.

An item of equipment and any significant part initially recognized is derecognized upon disposal or when no future economic benefits are expected from its use. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of loss and comprehensive loss when the asset is derecognized. The assets’ residual values, useful lives and methods of depreciation are reviewed at each reporting date and adjusted prospectively if appropriate.

Intangible Assets

Intangible assets include expenditures related to obtaining patents. The amortization of patent costs commences when the associated products are available for commercial sale and is amortized on a straight-line basis over its respective legal lives or economic life, if shorter. Patents have an estimated useful life of 17 years. Amortization methods, useful lives, and residual values are reviewed at each reporting date and adjusted if appropriate. Expenditures on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, are recognized in operations as incurred.

Development activities involve a plan or design for the production of new, or substantially improved, products or processes related to the Company’s development of psychedelic based therapeutics. Development expenditures are capitalized only if the relevant IFRS criteria are met. Capitalized development expenditures are amortized from the beginning of commercial production and sales and are amortized on a straight-line basis over the remaining useful life of the related patents. Development expenditures, in relation to the Company’s psychedelic based therapeutics, have not satisfied the above criteria and are recognized in operations as incurred.

Adelia Therapeutics Inc.

Notes to the Financial Statements

November 30, 2020

(Expressed in US Dollars)

Impairment of long-lived assets

Long-lived assets, including equipment and intangible assets, are reviewed for impairment at each statement of financial position date or whenever events or changes in circumstances indicate that the carrying amount of the asset exceeds its recoverable amount. Where the carrying value of an asset exceeds it recoverable amount, which is the higher of value in use and fair value less costs to sell, the asset is written down accordingly. Where it is not possible to estimate the recoverable amount of an individual asset, the impairment test is carried out on the asset’s cash-generating unit, which is the lowest group of assets in which the asset belongs for which there are separate cash inflows that are largely independent of the cash inflows from other assets. An impairment loss is charged to operations.

Financial instruments

Recognition and initial measurement

The Company initially recognizes financial instruments on the trade date, which is the date on which the Company becomes a party to the contractual provisions of the instrument.

A financial asset or financial liability is measured initially at fair value plus/minus, for an item not at fair value through profit or loss (“FVTPL”), transaction costs that are directly attributable to its acquisition or use.

Classification

Financial asset

On initial recognition, a financial asset is classified as measured at: amortized cost, fair value through other comprehensive income (“FVOCI”), or FVTPL.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated as at FVTPL:

•	The asset is held within a business model whose objective is to hold assets to collect contractual cash flows; and

•	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

The Company currently does not measure any of its financial assets at amortized cost.

A debt instrument is measured at FVOCI only if it meets both of the following conditions and is not designated as at FVTPL:

•	The asset is held within a business model whose objective is achieved by both collecting contractual cash flows and selling financial assets; and

•	The contractual terms of the financial asset give rise on specified dates to cash flows that are solely payments of principal and interest on the principal amount outstanding.

On initial recognition of an equity investment that is not held for trading, the Company may irrevocably elect to present subsequent changes in FVOCI. This election is made on an investment-by-investment basis. The Company has not elected to present any assets as FVOCI.

Cash is measured at FVTPL.

Adelia Therapeutics Inc.

Notes to the Financial Statements

November 30, 2020

(Expressed in US Dollars)

In addition, on initial recognition, the Company may irrevocably designate a financial asset that otherwise meets the requirements to be measured at amortized cost as FVOCI or FVTPL if doing so eliminates or significantly reduces an accounting mismatch that would otherwise arise.

Business model assessment

The Company makes an assessment of the objective of a business model in which an asset is held at a portfolio level because this best reflects the way the business is managed and information is provided to management. The information considered includes:

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The stated policies and objectives for the portfolio and the operation of those policies in practice. In particular, whether management’s strategy focuses on earning contractual interest revenue, maintaining a particular interest rate profile, matching the duration of the financial assets to the duration of the liabilities that are funding those assets or realizing cash flows through the sale of the assets;

•	How the performance of the portfolio is evaluated and reported to the Company’s management;

•	The risks that affect the performance of the business model (and the financial assets held within that business model) and how those risks are managed;

•	How managers of the business are compensated – e.g. whether compensation is based on the fair value of the assets managed or the contractual cash flows collected;

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and the frequency, volume and timing of sales in prior periods, the reasons for such sales and its expectation about future sales activity. However, information about sales activity is not considered in isolation, but as part of an overall assessment of the Company’s stated objective for managing the financial asset is achieved and how cash flows are realized.

Assessment whether contractual cash flows are solely payments of principal and interest

For the purpose of this assessment, ‘principal’ is defined as the fair value of the financial asset on initial recognition. ‘Interest’ is defined as consideration for the time value of money and for the credit risk associated with the principal amount outstanding during a particular period of time and for other basic lending risks and costs (e.g. liquidity risk and administrative costs), as well as profit margin.

In assessing whether the contractual cash flows are solely payments of principal and interest, the Company considers the contractual terms of the instrument. This includes assessing whether the financial asset contains a contractual term that could change the timing or amount of the contractual cash flows such that it would not meet this condition. In making the assessment, the Company considers:

•	contingent events that would change the amount and timing of cash flows;

•	leverage features;

•	prepayment and extension terms;

•	terms that limit the Company’s claim to cash flows from specified assets (e.g. non-recourse asset arrangements); and

•	features that modify consideration of the time value of money – e.g. periodical rest of interest rates

Adelia Therapeutics Inc.

Notes to the Financial Statements

November 30, 2020

(Expressed in US Dollars)

Reclassifications

The Company would reclassify a financial asset when the Company changes its business model for managing the financial asset. All reclassifications are recorded at fair value at the date of the reclassification, which becomes the new carrying value.

Financial assets are not reclassified subsequent to their initial recognition, except in the period after the Company changes its business model for managing financial assets.

Financial liabilities

The Company classifies its financial liabilities at amortized cost or FVTPL.

Derecognition

Financial assets

The Company derecognizes a financial asset when the contractual rights to the cash flows from the financial asset expire, or it transfers the rights to receive the contractual cash flows in a transition in which substantially all of the risks and rewards of ownership of the financial asset are transferred or in which the Company neither transfers nor retains substantially all of the risks and rewards of ownership and it does not retain control of the financial asset.

On derecognition of a financial asset, the difference between the carrying amount of the asset (or the carrying amount allocated to the portion of the asset derecognized) and the sum of (i) the consideration received (including any new assets obtained less any new liability assumed) and (ii) cumulative gain or loss that had been recognized in other comprehensive income is recognized in profit or loss.

Financial liabilities

The Company derecognizes a financial liability when its contractual obligations are discharged or cancelled or expire.

Modifications of financial assets and financial liabilities

Financial assets

If the terms of a financial asset are modified, the Company evaluates whether the cash flows of the modified asset are substantially different. If the cash flows are substantially different, then the contractual rights to cash flows from the original financial asset are deemed to have expired. In this case, the original financial asset is derecognized, and a new financial asset is recognized at fair value.

If the cash flows of the modified asset carried at amortized cost are not substantially different, then the modification does not result in derecognition of the financial asset. In this case, the Company recalculates the gross carrying amount of the financial asset and recognizes the amount arising from adjusting the gross carrying amount as a modification gain or loss in profit or loss. If such a modification is carried out because of financial difficulties of the borrower, then the gain or loss is presented together with impairment losses. In other cases, it is presented as interest income.

Adelia Therapeutics Inc.

Notes to the Financial Statements

November 30, 2020

(Expressed in US Dollars)

Financial liabilities

The Company de recognizes a financial liability when its terms are modified, and the cash flows of the modified liability are substantially different. In this case, a new financial liability based on the modified terms is recognized at fair value. The difference between the carrying amount of the financial liability extinguished and the new financial liability with modified terms is recognized in profit or loss.

Offsetting

Financial assets and financial liabilities are offset, and the net amount presented in the statement of financial position when, and only when, the Company currently has a legally enforceable right to set off the amounts and it intends either to settle them on a net basis or to realize the asset and settle the liability simultaneously.

Income and expenses are presented on a net basis only when permitted under IFRS, or for gains and losses arising from a group of similar transactions.

Fair value measurement

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or, in its absence, the most advantageous market to which the Company has access at that date. The fair value of a liability reflects its non-performance risk.

When one is available, the Company measures the fair value of an instrument using the quoted price in an active market for that instrument. A market is regarded as active if transactions for the asset or liability take place with sufficient frequency and volume to provide pricing information on an ongoing basis.

If there is no quoted price in an active market, then the Company uses valuation techniques that maximize the use of relevant observable inputs and minimize the use of unobservable inputs. The chosen valuation technique incorporates all of the factors that market participants would take into account in pricing a transaction.

The best evidence of the fair value of a financial instrument on initial recognition is normally the transaction price–i.e. the fair value of the consideration given or received. If the Company determines that the fair value on initial recognition differs from the transaction price and the fair value is evidenced neither by a quoted price in an active market for an identical asset or liability nor based on a valuation technique for which any observable inputs are judged to be insignificant in relation to the measurement, then the financial instrument is initially measured at fair value, adjusted to defer the difference between the fair value on initial recognition and the transaction price. Subsequently, that difference is recognized in profit or loss on an appropriate basis over the life of the instrument but no later than when the valuation is wholly supported by observable market data or the transaction is closed out.

If an asset or a liability at fair value has a bid price and an ask price, then the Company measures assets and long positions at bid price and liabilities and short positions at an ask price.

Portfolio of financial assets and financial liabilities that are exposed to market risk and credit risk that are managed by the Company on the basis of the net exposure to either market or credit risk are measured on the basis of a price that would be received to sell a net long position (or paid to transfer a net short position) for the particular risk exposure. Portfolio-level adjustment – e.g. bid-ask adjustment or credit risk adjustments that reflect the measurement on the basis of the net exposure–are allocated to the individual assets and liabilities on the basis of the relative risk adjustment of each of the individual instruments in the portfolio.

Adelia Therapeutics Inc.

Notes to the Financial Statements

November 30, 2020

(Expressed in US Dollars)

The fair value of a financial liability with a demand feature is not less than the amount payable on demand, discounted from the first date on which the amount could be required to be paid. The Company recognizes transfers between levels of the fair value hierarchy as of the end of the reporting period during which the change has occurred.

Impairment

Credit-impaired financial assets

At each reporting date, the Company assesses whether financial assets carried at amortized costs and debt financial assets carried at FVOCI are credit-impaired. A financial asset is ‘credit-impaired’ when one or more events that have a detrimental impact on the estimated future cash flows of the financial asset have occurred.

Evidence that a financial asset is credit-impaired includes the following observable data:

•	Significant financial difficulty of the borrower or issuer;

•	A breach of contract such as a default of past due event;

•	The restructuring of a note or advance by the Company on terms that the Company would not consider otherwise;

•	It is becoming probable that the borrower will enter bankruptcy or other financial reorganization; or

•	The Disappearance of an active market for a security because of financial difficulties.

A note that has been renegotiated due to a deterioration in the borrower’s condition is usually considered to be credit-impaired unless there is evidence that the risk of not receiving contractual cash flows has reduced significantly and there are no other indicators of impairment.

Recognition of allowance of expected credit losses (“ECL”) in the statement of financial position

The Company recognizes a loss allowance for ECL on trade receivables that are measured at amortized cost. The Company’s applied the simplified approach for trade receivables and recognizes the lifetime ECL for these assets. The ECL on trade receivables is estimated using a provision matrix based on the Company’s historical credit loss experience, adjusted for factors that are specific to the customers, general economic conditions and an assessment of both the current as well as the forecast direction of conditions at the reporting date, including time value of money where appropriate.

For all other financial assets measured at amortized cost or FVOCI, the Company recognizes lifetime ECL only when there has been a significant increase in credit risk since initial recognition. If the credit risk on such financial instruments has not increased significantly since initial recognition, the Company measures the loss allowance on those financial instruments at an amount equal to 12-months ECL.

Lifetime ECL represents the ECL that will result from all possible default events over the expected life of a financial asset. In contrast, 12-month ECL represents the portion of lifetime ECL that is expected to result from default events on a financial asset that are possible within 12 months after the reporting date. In assessing whether the credit risk on a financial asset has increased significantly since initial recognition, the Company compares the risk of default occurring on the financial asset at the reporting date with the risk of default occurring at the initial recognition. The Company considers both quantitative and qualitative factors that are supportable, including historical experience and forward-looking information that is available without undue cost or effort.

Adelia Therapeutics Inc.

Notes to the Financial Statements

November 30, 2020

(Expressed in US Dollars)

Irrespective of the above assessment, the Company presumes that the credit risk on a financial asset has increased significantly since initial recognition when contractual payments are more than 30 days past due, unless the Company has reasonable and supportable information that demonstrates otherwise. Despite the foregoing, the Company presumes that the credit risk on a financial asset has not increased significantly since initial recognition if the financial asset is determined to have low credit risk at the reporting date.

The Company regularly monitors the effectiveness of the criteria used to identify whether there has been a significant increase in credit risk and revises them as appropriate to ensure that the criteria are capable of identifying significant increase in credit risk before the amount becomes pas due.

Definition of default:

For internal credit risk management purposes, the Company considers a financial asset not recoverable if the customer balance owing is 180 days past due and information obtained from the customer and other external factors indicate that the customer is unlikely to pay its creditors in full.

Write-off

Financial assets are written off (either partially or in full) when there is no realistic prospect of recovery. This is generally the case when the Company determines that the counterparty does not have assets or sources of income that could generate sufficient cash flows to repay the amounts subject to the write-off. However, financial assets that are written off could still be subject to enforcement activities in order to comply with the Company’s procedures for recovery of amounts due.

Taxation

Income tax comprises current and deferred tax. Income tax is recognized in the statement of loss and comprehensive loss except to the extent that it relates to items recognized directly in equity, in which case the income tax is also recognized directly in equity or other comprehensive income (loss).

Current tax expense is the expected tax payable on the taxable income for the year, using tax rates enacted or substantively enacted, at the end of the reporting period, and any adjustment to tax payable in respect of previous years.

Deferred tax is recorded using the asset and liability method, providing for temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The following temporary differences do not result in deferred tax assets or liabilities: the initial recognition of assets or liabilities that affect neither accounting or taxable loss; difference relating to investment in subsidiaries to the extent that they will probably not reverse in the foreseeable future. The amount of deferred tax provided is based on the expected manner of realization or settlement of the carrying amount of assets and liabilities, using tax rates enacted or substantively enacted at the statement of financial position date.

A deferred tax asset is recognized only to the extent that it is probable that future taxable profits will be available against which the asset can be utilized.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its correct tax assets and liabilities on a net basis.

Adelia Therapeutics Inc.

Notes to the Financial Statements

November 30, 2020

(Expressed in US Dollars)

Share capital

Equity instruments are contracts that give a residual interest in the net assets of the Company. Financial instruments issued by the Company are classified as equity only to the extent that they do not meet the definition of a financial liability or financial asset. The Company’s common shares (the “Common Shares”), are classified as equity instruments.

Incremental costs directly attributable to the issue of new shares are shown in equity as a deduction, net of tax, from the proceeds.

Loss per share

Basic loss per share is calculated by dividing the loss available to common shareholders by the weighted average number of common shares outstanding for the period. Dilutive earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. In periods where a net loss is incurred, potentially dilutive common shares are excluded from the loss per share calculation as the effect would be anti-dilutive and basic and diluted loss per common share is the same. In a profit period, under the treasury stock method, the weighted average number of common shares outstanding used for the calculation of diluted earnings per share assumes that the proceeds to be received on the exercise of diluted stock options and warrants are used to repurchase common shares at the average price during the period.

Foreign currency translation

The functional currency of the Company is the currency of the primary economic environment in which the Company operates. The financial statements are presented in United States dollars, which is the Company’s functional currency. The functional currency determinations were conducted through an analysis of the consideration factors identified in IAS 21, The Effects of Changes in Foreign Exchange Rates.

At the end of each reporting period, monetary assets and liabilities denominated in foreign currencies are translated in US dollars at the period end exchange rate, while non-monetary assets and liabilities are translated at historical rates. Revenue and expenses are translated at the exchange rates approximately those in effect on the date of the transactions. Currency gains and losses arising on transactions are included in the statement of loss and comprehensive loss.

Provisions

Provisions are recorded when a present legal or constructive obligation exists as a result of past events where it is probable that an outflow of resources embodying economic benefits will be required to settle the obligation, and a reliable estimate of the amount of the obligation can be made.

The amount recognized as a provision is the best estimate of the consideration required to settle the present obligation at the statement of financial position date, taking into account the risks and uncertainties surrounding the obligation. Where a provision is measured using the cash flows estimated to settle the present obligation, its carrying amount is the present value of those cash flows. When some or all of the economic benefits required to settle, a provision is expected to be recovered from a third party, the receivable is recognized as an asset if it is virtually certain that reimbursement will be received and the amount receivable can be measured reliably.

Adelia Therapeutics Inc.

Notes to the Financial Statements

November 30, 2020

(Expressed in US Dollars)

New standards and interpretations not yet adopted

A number of new standards, amendments to standards and interpretations are not yet effective at November 30, 2020 and have not been applied in preparing these financial statements. Management has determined that none of these will have a significant effect on financial statements of the Company.

3.	CRITICAL ACCOUNTING ESTIMATES AND JUDGMENTS

The preparation of these financial statements requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and reported amounts of expenses during the reporting year. Actual outcomes could differ from these estimates. These financial statements include estimates which, by their nature, are uncertain. The impacts of such estimates are pervasive throughout the financial statements and may require accounting adjustments based on future occurrences. Revisions to accounting estimates are recognized in the year in which the estimate is revised and future years if the revision affects both current and future years. These estimates are based on historical experience, current and future economic conditions and other factors, including expectations of future events that are believed to be reasonable under the circumstances.

Significant assumptions about the future and other sources of estimation uncertainty that management has made at the end of the reporting period, that could result in a material adjustment to the carrying amounts of assets and liabilities in the event that actual results differ from assumptions made relate to:

•	Assets’ carrying values and impairment charges;

•	Income taxes, and

•	Fair value of financial instruments

4.	EQUIPMENT

Equipment consists as follows (see also note 7(b):

	Lab Equipment	Computer Equipment	Total
Cost
Balance, April 16, 2020	$—	$—	$—
Additions	400,158	2,974	403,132

Balance, November 30, 2020	400,158	2,974	403,132

Accumulated depreciation
Balance, April 16, 2020	—	—	—
Charge for the period	26,677	165	26,842

Balance, November 30, 2020	26,677	165	26,842

Net book value
Balance, November 30, 2020	$399,993	$2,809	$376,290

During the period the Company acquired $400,158 of lab equipment from the Chief Executive Officer (“CEO”) in exchange for common shares (see note 7(b). This non-cash transaction is excluded from the statement of cash flows.

Adelia Therapeutics Inc.

Notes to the Financial Statements

November 30, 2020

(Expressed in US Dollars)

5.	INTANGIBLE ASSET

Patents consist as follow:

Cost
Balance, April 16, 2020	$—
Additions	102,917

Balance, November 30, 2020	102,917

Accumulated amortization
Balance, April 16, 2020	—
Charge for the period	—

Balance, November 30, 2020	—

Net book value
Balance, November 30, 2020	$102,917

6.	NOTES PAYABLE

Notes payable as of November 30, 2020, consisted of the following:

Note payable (a)	$86,998
Convertible note payable (b)	712,899

799,897

Amounts payable within one year	745,238

$54,659

(a)

On July 17, 2020, the Company entered into an unsecured note in the aggregate amount of $100,000 with the Chief Technical Officer of the Company. The note is to be repaid over a period of 36 months from the date of draw, in monthly installments of $3,000 including interest at 2.67% per annum.

(b)

On August 31, 2020, the Company entered into a convertible note agreement with Cybin Corp. (“Cybin”), in the aggregate amount of $500,000. On November 12, 2020, the Company entered into an amended convertible note agreement with Cybin resulting in an aggregate amount of $715,000. The note bears interest at a rate of 10% per annum, beginning January 1, 2021. The note matures as follows:

(i) upon consummation of the transaction as described in note 9 between the Company and Cybin the full amount of the note is convertible into preferred stock of the Company.

(ii) If the transaction is not complete by December 31, 2020 then Cybin shall have the right to demand that the principal amount of this note, together with all accrued and unpaid interest, be repaid by providing the

Adelia Therapeutics Inc.

Notes to the Financial Statements

November 30, 2020

(Expressed in US Dollars)

Company with 6 months’ advance notice of the date of such repayment plus accrued and unpaid interest. Substantially all of the assets of the Company are pledged against the note payable.

The Company incurred $10,503 of debt issuance costs in connection with the issuance of the convertible note, which have been recorded as a direct reduction against the debt and amortized over the life of the associated debt as a component of interest expense using the effective interest method.

The movement in the Company’s convertible note consists of the following:

Balance, beginning of the period	$—
Issuance	715,000
Transaction costs	(10,503)
Accretion expense for the period	8,402

Balance, end of the period	$712,899

The long-term portion of the notes payable is due as follows:

In the year ending November 30,

2022	$34,014
2023	20,645

$54,659

7.	SHARE CAPITAL

a)	Authorized share capital

5,000,000 preferred shares; $0.001 par value per share, issuable in series.

10,000,000 Common Shares; $0.001 par value per share, entitled to one vote per share

Rights of the preferred shares are at the discretion of the directors.

Dividends on common shares are at the discretion of the directors.

As of November 30, 2020, no preferred shares had been issued.

Adelia Therapeutics Inc.

Notes to the Financial Statements

November 30, 2020

(Expressed in US Dollars)

b)	Issued share capital

During the period from incorporation April 16, 2020 to November 30, 2020 the Company completed the following common share issuances:

	Number	Amount
Balance, beginning of the period	—	$—

Founders’ issuance - June 26, 2020
Issued to the CEO	1,750,000	1,750
Issued to the Chief Strategy Officer and director (the “CSO”)	1,600,000	1,600
Issued to the Chief Operating Officer and Chairman of the Board (the “COO”) (i)	535,000	535
Issued to the Chief Scientific Advisor and director (the “CSA”) (ii)	535,000	535
Issued to the Chief Clinical Officer (“CCO”) (iii)	430,000	430
Issued to the Chief Technical Officer (the “CTO”) (iv)	405,000	405
Issued to Nova Capital International LLC, an advisor to the Company (v)	400,000	400

	5,655,000	5,655

Private placement - July 22, 2020	35,344	75,000

Issued to the CEO for equipment (vi)	189,804	400,158

Balance, end of the period	5,880,148	$480,813

(i)	The Company has the option to repurchase 128,400 of these shares until June 1, 2021 and 133,750 until June 1, 2022 at their issuance price.
(ii)	The Company has the option to repurchase 128,400 of these shares unit June 1, 2021 and 133,750 until June 1, 2022 at their issuance price.
(iii)	The Company has the option to repurchase 103,200 of these shares unit June 1, 2021 and 107,500 until June 1, 2022 at their issuance price.
(iv)	The Company has the option to repurchase 97,200 of these shares unit June 1, 2021 and 101,250 until June 1, 2022 at their issuance price.
(v)	The Company has the option to repurchase 96,000 of these shares unit June 1, 2021 and 100,000 until June 1, 2022 at their issuance price.
(vi)	On July 31, 2020 the Company purchased lab equipment (see note 4) with a fair value of $400,158 from the CEO of the company in exchange for 189,804 common shares.

These financial statements and note disclosures retroactively reflect the November 19, 2020 conversion of Class A common shares entitled to one vote per share and Class B shares entitled to ten votes per share into common shares entitled to one vote per share, all on a share-for-share basis.

8.	RELATED PARTY TRANSACTIONS AND BALANCES (SEE ALSO NOTES 6 AND 7)

Key management personnel include persons having the authority and responsibility for planning, directing, and controlling the activities of the Company as a whole. The Company has determined its key management personnel to be executive officers and directors of the Company.

Adelia Therapeutics Inc.

Notes to the Financial Statements

November 30, 2020

(Expressed in US Dollars)

The remuneration of key management personnel for the period were as follows:

•	The Company incurred $90,000 of expense with the CEO; salary expense of $60,000 and consulting expense of $30,000. At November 30, 2020, accrued liabilities included accrued salaries of $7,500.

•	The Company incurred $90,000 of expense with the COO; salary expense of $60,000 and consulting expense of $30,000. At November 30, 2020, accrued liabilities included accrued salaries of $7,500.

•

The Company incurred $90,000 of expense with the CSO; salary expense of $60,000, consulting expense of $30,850, and general and administrative expenses of $5,481. At November 30, 2020, accrued liabilities included accrued salaries of $7,600.

•	The Company incurred $30,000 of expense with the CCO; salary expense of $20,000 and consulting expense of $10,000. At November 30, 2020, accrued liabilities included accrued salaries of $2,500.

•	The Company incurred $18,000 of expense with the CTO; salary expense of $12,000 and consulting expense of $6,000. At November 30, 2020, accrued liabilities included accrued salaries of $1,500.

•	The Company incurred professional fees of $60,000 with an entity in which the interim Chief Financial Officer is a Senior Managing Director.

•	The Company incurred advisory fees of $30,000 with the CSA which are included in research and development expenses in the statement of loss and comprehensive loss.

9.	COMMITMENTS

On August 21, 2020, the Company entered into a non-binding letter of intent (“LOI”) with Cybin. The LOI outlined certain mutual understandings, pursuant to which the Company and Cybin proposed to effect a transaction that would result in Cybin acquiring 51% of the common shares of the Company on a fully diluted basis, in exchange for aggregate share consideration of $3,187,500. Up to an additional $3,187,500 in share consideration may be paid on the achievement of certain milestones. Upon execution of the LOI, Cybin provided the Company with a first secured, convertible advance of USD$500,000 (see note 6). In addition, the LOI contemplated an investment by Cybin of up to an additional $8,000,000 through the subscription for first ranking, senior preferred shares having a right to accrue dividends at 10% per annum, redeemable on the occurrence of a change of control or liquidity event for the Company subject to certain milestones outlined in the LOI. (See note 13.)

Adelia Therapeutics Inc.

Notes to the Financial Statements

November 30, 2020

(Expressed in US Dollars)

10.	CAPITAL MANAGEMENT

The Company’s objectives when managing capital are to safeguard the Company’s ability to continue as a going concern in order to pursue business opportunities and to maintain a flexible capital structure that optimizes the costs of capital at an acceptable risk.

The Company manages the capital structure and makes adjustments to it in light of changes in economic conditions and the risk characteristics of the underlying assets. To maintain or adjust its capital structure, the Company may issue new shares, acquire or dispose of assets, or adjust the amount of cash. In order to maximize ongoing development efforts, the Company does not pay out dividends at this time. The Company are not subject to any externally imposed capital requirements.

11.	FINANCIAL INSTRUMENTS

The Company’s financial instruments are exposed to certain financial risks, which include currency risk, credit risk, liquidity risk and interest rate risk.

Fair value

The Company has classified its financial instruments as follows:

FVTPL, measured at fair value:
Cash	$150,248

Financial liabilities, measured at amortized cost:

Accounts payable and accrued liabilities	$423,542
Notes payable	$799,897

The carrying value of the Company’s financial instruments approximates their fair value.

Fair value of Hierarchy of Financial Instruments

The Company has categorized its financial instruments that are carried at fair value, based on the priority of the inputs to the valuation techniques used to measure fair value, into a three-level fair value hierarchy as follows:

Level 1: Fair value is based on unadjusted quoted prices for identical assets or liabilities in an active market. The types of assets and liabilities classified as Level 1 generally included cash.

Level 2: Fair value is based on quoted prices for similar assets or liabilities in active markets, valuation that is based on significant observable inputs, or inputs that are derived principally from or corroborated with observable market data through correlation or other means. Currently, the Company has no financial instruments that would be classified as Level 2.

Level 3: Fair value is based on valuation techniques that require one or more significant inputs that are not based on observable market inputs. These unobservable inputs reflect the Company’s assumptions about the assumptions market participants would use in pricing the asset or liability. Currently, the Company has no financial instruments that would be classified as Level 3.

Adelia Therapeutics Inc.

Notes to the Financial Statements

November 30, 2020

(Expressed in US Dollars)

Financial risk management

Credit risk

Credit risk is the risk that one party to a financial instrument will cause a financial loss for the other party by failing to discharge an obligation. The Company’s cash is exposed to credit risk. The Company reduces its credit risk on cash by placing these instruments with institutions of high credit worthiness. As November 30, 2020, the Company’s maximum exposure to credit risk is the carrying value of its financial assets.

Liquidity risk

Liquidity risk is the risk that an entity will encounter difficulty in raising funds to meet commitments associated with financial instruments. The Company manages liquidity by maintaining adequate cash balances to meet liabilities as they become due.

As at November 30, 2020, the Company had cash of $150,248 in order to meet current liabilities. Accounts payable and accrued liabilities include trade payables of $423,542 and notes payable totaling $799,897.

Market Risk

The significant market risks to which the Company is exposed is interest rate risk.

Interest Rate Risk

Interest rate risk is the risk that the fair value or the future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Company’s cash is held mainly in interest bearing accounts.

The Company’s interest rate risk principally arises from the interest rate impact of interest earned on cash. As of November 30, 2020, the Company has determined its exposure to interest rate risk is minimal.

12.	INCOME TAXES

Major items causing the company’s income tax rate to differ from the State and Federal combine statutory rate of approximately 28% are as follows:

Net loss and comprehensive loss before income taxes	$1,031,182
Statutory income tax rate	28%

Expected benefit at statutory rate	288,731
Other	(29)
Deferred tax assets not recognized	(288,702)

Income tax recovery	$—

Adelia Therapeutics Inc.

Notes to the Financial Statements

November 30, 2020

(Expressed in US Dollars)

The significant components of the Company’s temporary differences, unused tax credits and unused tax losses that have not been included on the statement of financial position are as follows:

Non-capital loss carryforwards	$360,873
Other	6,849
Depreciation	(79,021)

288,701
Valuation allowance	(288,701)

Income tax recovery	$—

Subject to the limitations described below, at November 30, 2020 the Company had federal and state net operating loss carryforwards of approximately $1,383,000 and $1,007,000, respectively, available to reduce future taxable income. The state net operating losses begin to expire in 2030 and the Federal net operating losses are non-expiring.

The Company’s allowances related to income taxes are based on a determination of whether and how much of a tax benefit taken by the Company in its tax filings or positions is more likely than not to be realized following the resolution of any potential contingencies present related to the tax benefit. The Company will recognize interest and penalties related to uncertain tax positions in income tax expense. For the period from incorporation April 16, 2020 to November 30, 2020 the Company had no accrued interest or penalties related to uncertain tax positions, and no amounts have been recognized in the Company’s statement of loss and comprehensive loss.

The Company’s income tax returns for the period from incorporation April 16, 2020 to November 30, 2020 remain open to audit by Federal and state taxing authorities until December 15, 2023.

13.	SUBSEQUENT EVENTS

The following significant transactions occurred between December 1, 2020 and December 23, 2020:

On December 4, 2020 Cybin Inc. (NEO:CYBN), the parent company of Cybin, acquired 100% of the outstanding shares of the Company and became the parent company of the Company.

BJ Greene	Alex Nivorozhkin

(signed) “Brett Greene”	(signed) “Alex Nivorozhkin”

President and Director, Adelia Therapeutics Inc.	CEO

SCHEDULE “B”

7

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF FINANCIAL POSITION

(Expressed in Canadian dollars)

	Cybin Corp	Cybin Inc.	Adelia.	Pro Forma
	Sept. 30, 2020	Oct .31, 2020	Nov. 30, 2020	Adjustments	Note	Total
	$	$	$	$		$
ASSETS
Current
Cash	3,867,602	206,357	194,797	43,228,700	3a
				(575,381)	3b	46,922,075
Accounts receivable	600,603	—	—	—		600,603
Prepaid expenses	123,913	3,238	56,547	—		183,698
Inventory	459,852	—	—	—		459,852
Note receivable	670,252	—	—	(670,252)	2a	—

	5,722,222	209,595	251,343	41,983,067		48,166,227

Other
Investment	66,695	—	—	—		66,695
Equipment	—	—	487,860	—		487,860
Intangible assets and goodwill	—	—	133,432	19,538,200	2a	19,671,632

	66,695	—	621,292	19,538,200		20,226,187

TOTAL ASSETS	5,788,917	209,595	872,635	61,521,267		68,392,414

LIABILITIES
Current
Accounts payable and accrued liabilities	1,120,053	52,957	549,122	5,392,563	2a	7,114,695
Current portion of notes payable	—	—	966,201	(670,252)	2a	295,949

	1,120,053	52,957	1,515,323	4,722,311		7,410,644

Non-Current
Notes payable	—	—	70,865	—		70,865
Accrued commitments				3,995,482	2a	3,995,482

	—	—	70,865	3,995,482		4,066,347

TOTAL LIABILITIES	1,120,053	52,957	1,586,189	8,717,793		11,476,992

SHAREHOLDERS’ EQUITY (DEFICIENCY)
Share capital	9,068,329	721,375	623,374	1,596,221	2b
				43,228,700	3a
				(939,842)	3a
				(721,375)	7
				10,773,529	2a
				(623,374)	2a	63,726,937
Contributed surplus	—	122,102	—	(122,102)	7	—
Options reserve	482,984	—	—	76,771	2b	559,755
Warrant reserve	2,950,519	—	—	939,842	3a	3,890,361

Deficit	(7,832,968)	(686,839)	(1,336,927)	(575,381)	3b
				(829,515)	7	(11,261,630)

TOTAL SHAREHOLDERS’ EQUITY (DEFICIENCY)	4,668,864	156,638	(713,553)	52,803,474		56,915,423

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	5,788,917	209,595	872,635	61,521,267		68,392,414

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF LOSS AND COMPREHENSIVE LOSS

(Expressed in Canadian dollars)

	Cybin Corp Period ending March 31, 2020	Cybin Corp Six months ended Sept 30, 2020	Cybin Inc Three months ended October 31, 2020	(Less Cybin Inc.) Three months ended October 31, 2019	Cybin Inc. Twelve months ended July 31, 2020	Adelia Period ending Nov 30, 2020	Pro Forma adjustments		Total Pro Forma
	$	$	$	$	$	$	$		$
REVENUE
Sales	—	864,138	—	—	—	—	—		864,138
Cost of Goods Sold	—	664,479	—	—	—	—	—		664,479

Gross Profit	—	199,659	—	—	—	—	—		199,659

EXPENSES
Share-based compensation	64,477	3,273,448	—	—	—	—	—		3,337,925
Research and development	133,756	1,140,369	—	—	—	269,235	—		1,543,360
Consulting fees	363,498	928,856	—	—	—	494,370	—		1,786,724
Professional fees	95,280	823,789	41,841	12,322	31,390	491,101	425,000	3b	1,896,079
Advertising and promotion	48,784	535,803	—	—	—	—	—		584,587
Foreign currency translation loss	(4,128)	232,249	—	—	—	—	—		228,121
General and administrative costs	108,186	278,474	548	292	14,424	71,328	—		472,668
Filing and listing fees	—	—	6,508	2,843	34,710	—	1,382,390	7
							150,381	3b
									1,571,146
Accretion on convertible debt	—	9,786	—	—	—	10,893	—		20,679
Asset writedown	—	—	—		20,000	—	—		20,000

	809,853	7,222,774	48,897	15,457	100,524	1,336,927	1,957,771		11,461,289

NET LOSS AND COMPREHENSIVE LOSS	(809,853)	(7,023,115)	(48,897)	(15,457)	(100,524)	(1,336,927)	(1,957,771)		(11,261,630)

LOSS PER SHARE - BASIC	(0.02)	(0.10)	(0.02)	(0.01)	(0.05)	(0.41)			(0.08)

Weighted average number of common shares outstanding - BASIC	49,976,788	69,150,254	2,128,295	2,128,295	2,128,295	3,244,079			139,966,879

Cybin Inc.

Notes to Unaudited Pro Forma Consolidated Financial Statements

For the period ending September 30, 2020

(amounts expressed in Canadian dollars)

1.	BASIS OF PRESENTATION

The accompanying unaudited pro forma consolidated financial statements (the “Pro Forma Consolidated Financial Statements”) of Cybin Inc. (“Cybin” or the “Company”) have been prepared by management for inclusion in the Business Acquisition Report (the “BAR”) filed in connection with the acquisition (the “Acquisition”) of Adelia Therapeutics Inc. (“Adelia”). It also reflects the completion of the business combination of Cybin Corp., Clarmin Explorations Inc. (“Clarmin”) and a wholly owned subsidiary of Clarmin by way of three-cornered amalgamation on November 5, 2020 (the “Amalgamation”). On November 5, 2020, Clarmin changed its name to Cybin Inc. upon Amalgamation.

The pro forma consolidated statement of financial position has been compiled from and includes:

(a)	The consolidated statement of financial position of Cybin Corp. as at September 30, 2020;

(b)	The consolidated statement of financial position of Cybin Inc. (formerly Clarmin) as at October 31, 2020; and

(c)	The statement of financial position of Adelia as at November 30, 2020.

The pro forma consolidated statement of loss and comprehensive loss has been compiled from and includes:

a)	Cybin Corp.:

•	The consolidated statement of loss and comprehensive loss from the date of incorporation October 22, 2019 to March 31, 2020; and

•	The interim consolidated statement of loss and comprehensive loss for the six months ended September 30, 2020;

And

b)	Clarmin Explorations Inc.:

•	The consolidated statement of loss and comprehensive loss for the year ended July 31, 2020;

•	Adding the consolidated statement of loss and comprehensive loss for the three months ended October 31, 2020; Less

•	The consolidated statement of loss and comprehensive loss for the three months ended October 31, 2019;

And

c)	Adelia:

•	The statement of loss and comprehensive loss for the period from incorporation April 16, 2020 to November 30, 2020.

The pro forma consolidated statement of loss and comprehensive loss is meant to represent twelve months of combined operations as if Cybin Corp, Clarmin and Adelia (together the “Companies”) had been combined at the beginning of such period.

The Pro Forma Consolidated Financial Statements should be read in conjunction with the financial statements referred to above which are available on the Company’s SEDAR page or are included in the BAR.

It is management’s opinion that the Pro Forma Consolidated Financial Statements have been prepared within acceptable limits of materiality, using accounting policies consistent with international financial reporting standards appropriate in the circumstances, and includes all adjustments necessary for the fair presentation of the transactions described herein. The Pro Forma Consolidated Financial Statements are not intended to reflect the financial position and financial performance of the Companies which would have actually resulted had the Acquisition and the Amalgamation been affected on the dates indicated. Actual amounts recorded upon consummation of the Acquisition and the Amalgamation will differ from those recorded in the Pro Forma Consolidated Financial Statements and the differences may be material.

These Pro Forma Consolidated Financial Statements have been prepared using the significant accounting policies as set out in the consolidated financial statements of Cybin Corp. as at and for the period from incorporation October 22, 2019 to March 31, 2020.

In preparing the Pro Forma Consolidated Financial Statements, a review was undertaken to identify accounting policy differences with Clarmin and Adelia where the impact was potentially material and could be reasonably estimated. Further accounting policy differences may be identified after integration of the Acquisition and the Amalgamation. The significant accounting policies of Cybin are believed to conform in all material respects to those of Clarmin and Adelia.

2.	PRO FORMA TRANSACTIONS

(a)	The Acquisition-

The Pro Forma Consolidated Financial Statements give effect to the acquisition of Adelia. The Company entered into a contribution agreement with Cybin Corp., Cybin US Holdings Inc. (“Cybin U.S.”) and all of the shareholders of Adelia (the “Adelia Shareholders”) dated December 4, 2020 (the “Contribution Agreement”) to purchase all of the issued and outstanding shares in the capital of Adelia. The Acquisition closed on December 14, 2020. Pursuant to the Contribution Agreement the Adelia Shareholders received non-voting Class B common shares in the capital of Cybin U.S. (each a “Class B Share”), which are exchangeable for common shares in the capital of the Company (the “Common Shares”), on a 10 Common Shares for 1 Class B Share basis, at the option of the holder thereof, subject to customary adjustments. The Class B Shares issued to the Adelia Shareholders on the closing of the Acquisition are exchangeable for a total of 8,688,330 Common Shares. The aggregate value of the Class B Shares to be issued to the Adelia Shareholders on the closing of the Acquisition was $10,773,529. Under the Contribution Agreement, the Adelia Shareholders are also entitled to Class B Shares upon the occurrence of certain milestones (the “Milestones”), as set out in the Contribution Agreement, which are also exchangeable for Common Shares on a 10 Common Shares for 1 Class B Share basis. The total value of the Class B Shares issuable pursuant to the Milestones is up to $9,388,045, assuming all Milestones are met prior to the applicable deadlines. The current year liability is $5,392,563 and the liability for year two is $3,995,482

For accounting purposes, Cybin is deemed to have issued:

8,688,330 common shares with a fair value of $1.24 per common share for an aggregate value of $10,773,529. The Milestone payments are considered to be liabilities until accomplished. When a Milestone is met, Class B Shares will be issued and a corresponding reduction in the recorded liability will be made. Cybin has recorded a liability of $9,388,045 to satisfy the milestone commitments. The preliminary purchase price allocation determined goodwill and intangible assets of $19,538,200.

Prior to the Acquisition, Cybin had funded Adelia’s operations in the amount of $670,252. On completion of the Acquisition these amounts eliminate on consolidation.

The Class B Shares are only exchangeable into Common Shares after December 14, 2021, and not more than (i) 1/3 of the Class B Shares are exchangeable prior to December 14, 2022; (ii) not more than 2/3 of the Class B Shares are exchangeable prior to December 14, 2023; and (iii) thereafter, 100% of the Class B Shares are exchangeable.

(b)	The Amalgamation -

On November 5, 2020, the Company and Cybin Corp. closed the Amalgamation, whereby a wholly-owned subsidiary of Clarmin (specifically formed to complete the Amalgamation) amalgamated with Cybin Corp., with the resulting corporation being a wholly-owned subsidiary of Clarmin. Upon completion of the Amalgamation, Clarmin Explorations Inc. changed its name to Cybin Inc. (the “Resulting Issuer”).

Prior to completion of the Amalgamation, the common shares of Clarmin were consolidated on the basis of 6.672 pre-consolidation common shares of Clarmin for every one post-consolidation common share of Clarmin (see note (3c))(the “Consolidation Ratio”). The existing shareholders, option-holders and warrant-holders of Cybin Corp. and Clarmin received one common share, option or warrant, respectively, of the Resulting Issuer for each common share, option or warrant, respectively, of Cybin Corp or Clarmin held immediately prior to completion of the Amalgamation (the “Exchange Ratio”). Unless otherwise stated, all references to shares, options or warrants reflect the respective Consolidation Ratio and Exchange Ratio.

The Amalgamation constituted a reverse take-over of Clarmin but did not meet the definition of a business combination. As a result, and in accordance with reverse take-over accounting for a Amalgamation that is not considered a business combination, Clarmin is treated as the accounting acquiree and Cybin Corp. is treated as the accounting acquirer. As a result, the Company is deemed to be a continuation of Cybin Corp. and Cybin Corp. is deemed to have acquired control of the assets and operations of Clarmin in consideration for the issuance of shares and options and warrants as applicable.

For accounting purposes, Cybin Corp is deemed to have issued the following securities:

a)	2,128,295 common shares with a fair value of $0.75 per common share for aggregate value of $1,596,221; and

b)	202,338 share purchase options with an exercise price of $0.6672 per option and an aggregate fair value of $76,771 (see note 3(d)) (the “Clarmin Options”).

The difference of $1,516,364 between the aggregate fair value of the shares and options issued to Clarmin shareholders and option-holders and the fair value of monetary net assets of Clarmin acquired of $156,638, has been charged to pro forma deficit and net loss as a listing expense.

3.	PRO FORMA ASSUMPTIONS AND ADJUSTMENTS

The Pro Forma Consolidated Financial Statements give effect to the following adjustments:

(a)

The completion of a private placement of 60,000,000 subscription receipts, at a price of $0.75 per subscription receipt, for aggregate proceeds of $45,000,000 (the “Financing”) and the conversion of those 60,000,000 subscription receipts into 60,000,000 Common Shares. The costs of the Financing included cash advisory and finders’ fees of $1,771,300 together with the issuance of 2,733,600 advisory and finders’ warrants (the “Financing Warrants”) with a fair value of $939,842 (see note 3(e)). The cash proceeds of the Financing net of the cash advisory and finders’ fees is $43,228,700.

(b)	Additional Amalgamation costs of $575,381 have been charged to deficit. These are comprised as follows:

a.	Legal costs of $425,000;

b.	Listing costs of $150,381

(c)

The Company has used the Black-Scholes option pricing model to determine the value of the Clarmin options. The following factors were used for determining the fair value of the Clarmin options: Dividend yield – Nil; expected volatility 85.00%; risk-free interest rate – 1.14%; expected life (years) – 2.16; exercise price - $0.6672; and share price on issuance $0.75 Accordingly, the fair value of the Clarmin Options has been determined to be $76,771.

(d)

The Company used the Black-Scholes option pricing model to determine the value of the fully vested Financing Warrants. The following factors were used for determining the fair value of the Financing Warrants: Dividend yield – Nil; expected volatility 85.00%; risk-free interest rate – 1.14%; expected life (years) – 2.0; exercise price - $0.75; and share price on issuance $0.75. Accordingly, the fair value of the Financing Warrants has been determined to be $939,842.

4.	PRO FORMA SHARE CAPITAL

	Number of Common Shares	Amount
		$
Original Cybin Corp. shareholders	69,150,254	9,068,329
Pro forma transaction (note 2(a)), shares issued to Adelia shareholders	8,688,330	10,773,529
Pro forma transaction (note 2(b)), shares issued to Clarmin shareholders	2,128,295	1,596,221
Pro forma adjustment (note 3(a)), shares issued pursuant to Financing	60,000,000	43,228,700
Pro forma adjustment (note 3(a)), Financing Warrants		(939,842)

	139,966,879	63,726,937

5.	PRO FORMA OPTIONS RESERVE

	Number of options	Amount
		$
Original Cybin Corp. option holders	4,600,000	482,984
Pro forma adjustment (note 2(b)), Clarmin Options	202,338	76,771

	4,802,338	559,755

6.	PRO FORMA WARRANT RESERVE

	Number of warrants	Amount
		$
Original Cybin Corp. warrant holders	19,154,684	2,950,519
Pro forma adjustment (note 3(a)), Financing Warrants	2,733,600	939,842

	21,888,284	3,890,361

7.	PRO FORMA DEFICIT

$
Original Cybin Corp. deficit	(7,832,968)
Pro forma transaction (note 2), listing expense	(1,516,354)
Pro forma transaction (note 3(b)), Transaction costs	(575,381)
Adelia net loss for the period	(1,336,927)

(11,261,630)